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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT

                                      OF

                          THIRD AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                      GREENWICH TECHNOLOGY PARTNERS, INC.

     Greenwich Technology Partners, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, by unanimous written consent on February 24, 2000, in accordance with the provisions of
Section 141(f) of the General Corporation Law of Delaware, duly adopted a resolution setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED:  That a proposed amendment to the Third Amended and Restated
          Certificate of Incorporation of the Corporation (the "Amendment"), effecting a change in paragraph 4(E)(4)(j)(iv) thereof, so that said paragraph of Article FOURTH shall be read in its entirety as set forth below, is hereby approved, and is recommended to the shareholders of the Corporation (the "Shareholders") for approval as being in the best interests of the Corporation:

               (iv) "Additional Shares of Common Stock" for each series of
                     ---------------------------------
          Preferred Stock shall mean all shares of Common Stock issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than (1) shares of Common Stock issued upon conversion of the Series Preferred; (2) shares of Common Stock, and/or options, warrants or other Common Stock purchase rights, issued to employees, officers or directors of, or consultants or advisors to, the Corporation or any subsidiary thereof pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors (plus such additional number of shares, options or warrants as may again become issuable under each such plan due to termination or repurchase of such shares, options or warrants previously issued); (3) shares of Common Stock or Convertible Securities issued in connection with equipment leases or commercial credit agreements with financial institutions and up to 1.5 million shares of Common Stock to be issued by the Corporation as consideration for services rendered pursuant to service and recruiting contracts of the Corporation; and (4) securities issued as consideration in connection with the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets, or otherwise so long as such issuance has been approved by the Board of
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                                     -2-

          Directors. The "Effective Price" of Additional Shares of Common Stock
                          ---------------
          shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 4(j) into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 4(j), for such Additional Shares of Common Stock.

SECOND: That the shareholders of the Corporation duly adopted such resolution by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                 [Remainder of Page Intentionally Left Blank.]
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                                     -3-

          IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Joseph P. Beninati, President and Chief Executive Officer, this 28th day of February, 2000.


                              GREENWICH TECHNOLOGY PARTNERS, INC.



                              By: /s/ Joseph P. Beninati
                                  ------------------------------------------
                                    Joseph P. Beninati
                                    President and Chief Executive Officer